Press Release

Exhibit 99.51

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP

AMENDS CREDIT AGREEMENTS FOR SIXTY DAYS

Maintains Debt Covenant Compliance

Tulsa, Oklahoma, September 30, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that the Company successfully amended its senior secured credit facility to modify the level of permissible leverage during the period beginning September 30, 2008 and continuing through November 30, 2008. Compliance with the leverage ratio test under the amended agreement at any date during that period will be based on Corporate EBITDA for the trailing four quarters ended June 30, 2008, rather than for the most recently completed trailing four quarters.

As previously announced, third quarter results have been negatively affected by challenges in the areas of revenue per day and vehicle depreciation costs, as well as the bankruptcy of one of the Company’s tour operators, resulting in the need to reduce non-vehicle debt or modify the Company’s leverage ratio to maintain covenant compliance. Following the 60-day amendment period, the leverage ratio test will again be based on Corporate EBITDA for the trailing four quarters most recently completed prior to the relevant test date. Depending on actual results for the third quarter, among other factors, the Company may seek additional modifications to its leverage ratio test during the 60-day amendment period and/or reduce non-vehicle debt.

Through November 30, 2008, the Company will be prohibited from further borrowings under the facility and from requesting the issuance of additional letters of credit thereunder as enhancement for its commercial paper and medium-term note programs. The Company does not anticipate a need for additional enhancement letters of credit during this period. Through November 30, 2008, the Company must also maintain at least $60 million of unrestricted cash and cash equivalents, although it may use these assets (or their proceeds) to prepay facility debt, and it will be subject to restrictions on certain activities otherwise permissible under the facility.

After giving effect to the amendment, the Company is in compliance with the leverage ratio test.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of low consumer confidence levels and increased gasoline prices; the impact of pricing and other actions by competitors, particularly if demand continues to be soft; airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current volatile conditions in the used car market; the financial performance and prospects of our principal vehicle supplier; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; our ability to comply with financial covenants and to obtain financing as needed without unduly restricting operational flexibility, particularly in the event of further credit market disruptions; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; whether recent legislative initiatives to provide financial support to the U.S. automotive industry will be enacted and, if so, the impact of those initiatives; the effectiveness of other actions we take to manage costs and liquidity; disruptions in information and communication systems we rely on; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission.

Contacts:

Financial:	Scott L. Thompson	Media:	Fred Fleischner
Chief Financial Officer	Executive Director
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Staff Vice President
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com